UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 26, 2012

PEDIATRX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

405 Trimmer Road, Suite 200, Califon, NJ	07830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 975-0753

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On January 26, 2012, we entered into a binding term sheet (the “Term Sheet”) with Apricus Biosciences, Inc. (“Apricus Bio”) for (1) a Co-Promotion Agreement in the United States for Granisol® and the assignment of our Co-Promotion Agreement with Bi-Coastal for Aquoral™ and (2) a Sale Agreement for Granisol® outside of the United States (the “Sale Agreement”). Also in the Term Sheet, we entered into a non-binding arrangement (the “Arrangement”) for the sale of our company to Apricus Bio in a proposed merger transaction (the “Acquisition”).

Under the Term Sheet, we and Apricus Bio have agreed to enter into a definitive Co-Promotion Agreement by February 13, 2012, which will provide Apricus Bio with (i) a non-exclusive license to market and sell Granisol® and Aquoral™ throughout the United States and (ii) exclusive promotion rights in a number of major U.S. states. In addition, we and Apricus Bio also agreed in the Term Sheet to enter into a definitive Sale Agreement by February 13, 2012, pursuant to which we will sell to Apricus Bio all of our rights and intellectual property rights in Granisol® in all the countries and territories outside the United States. As consideration for entering into the Co-Promotion Agreement, Sales Agreement and no shop provision, as more particularly described below, the Term Sheet provides that we will receive from Apricus Bio $325,000, plus a percentage royalty on Apricus Bio’s net sales of Granisol® and Aquoral™ in the U.S.

We have also agreed not to solicit any other offers from third parties and have agreed to discontinue other business discussions regarding U.S. co-promotion and sale of non-U.S. rights to Granisol until March 1, 2012 or merger, sale or license of our company or its assets until May 15, 2012.

In addition, if the Acquisition does not occur, the Term Sheet provides that we will receive $1,000,000 in shares of Apricus Bio, subject to certain conditions, and such shares will include registration rights.

Pursuant to the Arrangement, we have agreed to non-binding terms on which our company would be acquired by Apricus Bio. We expect to be acquired by Apricus Bio in a merger in exchange for $4,000,000, to be paid in the common stock of Apricus Bio, with $3,600,000 distributed to our shareholders immediately and $400,000 held back from shares that would be distributed to our Chief Executive Officer and Chief Financial Officer for a period of six months as an indemnity for breaches by us of our representations and warranties. Additionally, the Term Sheet contemplates that Apricus Bio will assume certain debt of our company up to $675,000.

The Acquisition is subject to customary due diligence procedures, approval by our board of directors and the board of directors of Apricus Bio and the execution of a mutually agreeable definitive merger agreement (the “Merger Agreement”). The Term Sheet contemplates that the Merger Agreement will be subject to customary closing conditions, including the approval of our shareholders and certain termination provisions.

There is no assurance that we will be able to complete the Acquisition as contemplated above, or on terms acceptable to our company.

There is no prior relationship between our company and its affiliates on the one hand and Apricus Bio and its affiliates on the other hand.

Item 8.01      Other Events.

A copy of our press release dated January 27, 2012 is furnished herewith.

Item 9.01      Financial Statements and Exhibits.

(d)        Exhibits.

10.1

Binding term sheet for (1) Granisol and Aquoral US Co-promotion Agreement, (2) Sale of ex-US rights for Granisol and non-binding term sheet for merger of PediatRx Inc. and Apricus Biosciences, Inc. dated January 26, 2012

99.1	PediatRx Inc. Press Release dated January 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRX INC.

/ss Cameron Durrant
Cameron Durrant
President, Chief Executive Officer and Director

Date: January 27, 2012